Exhibit 99.(13)(f)

Execution Version

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.
EXPENSE LIMITATION AGREEMENT

AGREEMENT, dated May 28, 2015,  by and between Ares Dynamic Credit Allocation Fund, Inc. (the “Fund”), a Maryland corporation, and Ares Capital Management II LLC (the “Adviser”), a Delaware limited liability company (this “Agreement”).

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and serves as the investment adviser of the Fund pursuant to an investment advisory and management agreement between the Adviser and the Fund dated as of November 28, 2012 (the “Investment Advisory Agreement”);

WHEREAS, under Section 5 of the Investment Advisory Agreement, if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical or administrative services to the Fund at the request of the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses) (together, the “Non-Advisory Services”);

WHEREAS, a reorganization is planned, consisting of: (i) the transfer of all of the assets of Ares Multi-Strategy Credit Fund, Inc. (“ARMF”) to the Fund, in exchange for the assumption by the Fund of the stated liabilities of ARMF and shares of the Fund having an aggregate net asset value equal to the value of the assets of ARMF acquired by the Fund reduced by the stated liabilities; (ii) the distribution of the Fund’s shares to the stockholders of ARMF in liquidation and redemption of all outstanding shares of ARMF; and (iii) the subsequent dissolution of ARMF (the “Reorganization”);

WHEREAS, the Adviser is permitted to seek reimbursement of costs for certain services provided by the Adviser to ARMF similar to the Non-Advisory Services (the “ARMF Non-Advisory Services”) but has agreed not to seek such reimbursement until October 31, 2015; and

WHEREAS, if the Reorganization is consummated, the Adviser desires to forego its right to seek reimbursement of the ARMF Non-Advisory Services on the portion of the assets of ARDC that are allocable to the net asset value of the assets received from ARMF in the Reorganization until October 31, 2015.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      The Adviser agrees to not seek reimbursement from the Fund for, and accordingly to pay, waive or absorb, as applicable, the administrative services  reimbursable to the Adviser for Non-Advisory Services incurred from the date the Reorganization is consummated through October 31, 2015 that are allocable to the net asset value of ARMF calculated in connection with the consummation of the Reorganization (the “Expense Limitation”).

2.                                      The Expense Limitation will remain in effect for the period from the date the Reorganization is consummated through October 31, 2015 unless terminated prior to that time in the manner stated below.  The Expense Limitation will terminate automatically (i) in the event that the Investment Advisory Agreement is terminated by the Fund or (ii) in the event the Investment Advisory Agreement terminates automatically in the event of its assignment (within the meaning of the 1940 Act, including any interpretive guidance thereunder by the Securities and Exchange Commission or its staff) and a new investment advisory agreement between the Fund and the Adviser does not become effective upon such termination.  This Agreement may be terminated  by the Board of Directors of the Fund upon thirty (30) days’ written notice to the Adviser.

3.                                      This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

4.                                      This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the 28th day of May, 2015.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

By:	/s/ Daniel J. Hall
	Name:	Daniel J. Hall
	Title:	General Counsel, Chief Legal Officer and Secretary

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Daniel Nguyen
	Name:	Daniel Nguyen
	Title:	Vice President, Chief Financial Officer and Treasurer

[Signature Page to Expense Limitation Agreement]